Citigroup Funding Inc.	April 27, 2011 Medium-Term Notes, Series D No. 2011-MTNDG0029 Registration Statement Nos. 333-157386 and 333-157386-01 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities

PLUS Based on the Value of the S&P GSCITM Grains Index–Excess Return due June 27, 2012
Performance Leveraged Upside SecuritiesSM
PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies. These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance. The leverage typically applies only for a certain range of price performance. In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return. At maturity, an investor will receive an amount in cash that may be more or less than the principal amount based upon the closing value of the asset on the valuation date. The PLUS are not principal protected. The PLUS are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the PLUS are subject to the credit risk of Citigroup Inc.

For purposes of this offering summary, any reference to the $10 stated principal amount per PLUS in the accompanying PLUS product supplement should be understood to mean the $1,000 stated principal amount per PLUS offered in this specific offering of PLUS.
SUMMARY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the PLUS are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.

Aggregate principal amount:	$
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS (see “Underwriting fee and issue price” below)
Pricing date:	May , 2011
Original issue date:	May , 2011 (three business days after the pricing date)
Maturity date:	June 27, 2012
Underlying index:	S&P GSCITM Grains Index–Excess Return
Payment at maturity:
If the final index value is greater than the initial index value,
•     $1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is less than or equal to the initial index value,
•     $1,000 x index performance factor
This amount will be less than or equal to the stated principal amount of $1,000 and could be zero. There is no minimum payment at maturity on the PLUS.

Maximum payment at maturity:	$1,200 to $1,240 per PLUS (120% to 124% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Leverage factor:	150%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	, the closing value of the underlying index on the pricing date.
Final index value:	The closing value of the underlying index on the valuation date.
Valuation date:	June 22, 2012, subject to postponement for non-index business days and certain market disruption events.
CUSIP:	1730T0MF3
ISIN:	US1730T0MF39
Listing:	The PLUS will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Fact sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary.
Underwriting fee and issue price:	Price to public(1)	Underwriting fee(1)(2)	Proceeds to issuer(3)
Per PLUS	$1,000.00	$20.00	$980.00
Total	$	$	$
(1) The actual public offering price, underwriting fee and related selling concession for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $992.50 per PLUS. You should refer to “Fact sheet—Fees and selling concessions” and “Syndicate information” for more information.
(2) Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the PLUS, will receive an underwriting fee of up to $20.00 for each PLUS sold in this offering. The actual per PLUS underwriting fee will be equal to the selling concession provided to selected dealers, as described in the next sentence. Citigroup Global Markets will pay selected dealers affiliated with Citigroup Global Markets, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a selling concession of $20.00, subject to reduction for volume purchase discounts, for each $1,000 PLUS they sell, while selected dealers not affiliated with Citigroup Global Markets will receive a selling concession of up to $20.00, subject to reduction for volume purchase discounts, for each $1,000 PLUS they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the PLUS declines. You should refer to “Risk Factors” and “Fact sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary for more information.
(3) The per PLUS proceeds to Citigroup Funding indicated above represent the minimum per PLUS proceeds to Citigroup Funding for any PLUS, assuming the maximum per PLUS underwriting fee of $20.00.  As noted in footnote (2), the underwriting fee is variable.

You should read this document together with the PLUS product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

PLUS Product Supplement filed on February 14, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000119312511035559/d424b2.htm
Prospectus Supplement and Prospectus filed on February 14, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000095012311013008/x89392ae424b2.htm
The PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a PLUS product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the PLUS product supplement, prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding Inc. and Citigroup Inc. have filed with the Commission for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, you can request the PLUS product supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Citigroup Funding Inc.

PLUS Based on the Value of the S&P GSCITM Grains Index–Excess Return due June 27, 2012
Performance Leveraged Upside SecuritiesSM

Investment Overview
Performance Leveraged Upside Securities
Exposure to commodities is a component of portfolio diversification. Investors who believe they have underweight exposure to commodities can use the PLUS Based on the Value of the S&P GSCITM Grains Index–Excess Return due June 27, 2012 (the “PLUS”):

■	To gain access to the commodities that underlie the underlying index and provide diversification of underlying asset class exposure
■	As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the underlying index
■	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario
■
To achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

The PLUS are exposed on a 1:1 basis to the negative performance of the S&P GSCITM Grains Index–Excess Return. There is no minimum payment at maturity on the PLUS.

Maturity:	Approximately 13 Months

Principal protection:	None

Leverage factor:	150%

Maximum payment at maturity:	$1,200 to $1,240 per PLUS (120% to 124% of the stated principal amount), to be determined on the pricing date

S&P GSCITM Grains Index–Excess Return Overview

The S&P GSCITM Grains Index–Excess Return is a sub-index of the S&P GSCITM–ER. It represents only the grains components of the S&P GSCITM–ER, consisting of corn, soybeans, Chicago wheat and Kansas wheat.

Information as of market close on April 26, 2011:

Bloomberg Ticker Symbol:	SPGSGRP

Current Value:	53.32

52 Weeks Ago (on 4/27/2010):	32.95

52 Week High (on 2/9/2011):	54.53

52 Week Low (on 6/29/2010):	30.38

Underlying Index Historical Performance – Daily Closing Values January 3, 2006 to April 26, 2011

April 2011	Page 2

Citigroup Funding Inc.

PLUS Based on the Value of the S&P GSCITM Grains Index–Excess Return due June 27, 2012
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

This approximately 13-month investment offers 150% leveraged upside on the positive performance of the underlying index, subject to a maximum payment at maturity of $1,200 to $1,240 per PLUS (120% to 124% of the stated principal amount).

Investors can use the PLUS to leverage returns by a factor of 150% up to the maximum payment at maturity, while maintaining similar downside risk as a direct investment in the underlying index.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index within a certain range of price performance.
Best-Case Scenario
The underlying index increases in value and, at maturity, the PLUS are redeemed for the stated principal amount of $1,000 plus 150% of the index percent increase, subject to a maximum payment at maturity of $1,200 to $1,240 per PLUS (120% to 124% of the stated principal amount).

Worst-Case Scenario
The underlying index declines in value and, at maturity, the PLUS are redeemed for less than the stated principal amount by an amount proportionate to the decline. This amount will be less than the $1,000 stated principal amount and could be zero.

Summary of Selected Key Risks (see page 9)

■	No guaranteed return of principal.

■	No interest payments.

■	Historically, the value of the underlying index has been volatile.

■	The appreciation potential of the PLUS is limited by the maximum payment at maturity.

■	Potential for a lower comparable yield.

■
The market price of the PLUS will be influenced by many unpredictable factors, including the value and volatility of the underlying index and the commodities futures contracts that underlie the underlying index, and you may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

■
The PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the PLUS, and any actual or anticipated change to its credit ratings and credit spreads may adversely affect the market value of the PLUS.

■	Investing in the PLUS is not equivalent to investing in the underlying index or the commodity futures contracts that underlie the underlying index.

■	Investments, such as the PLUS, linked to the prices of commodities are subject to sharp fluctuations in commodity prices.

■	An investment in the PLUS will expose you to concentrated risk to grain commodities.

■	The PLUS will not be regulated by the Commodity Futures Trading Commission.

■	Higher future prices of the commodities that underlie the underlying index relative to their current prices may adversely affect the value of the underlying index and the value of the PLUS.

■	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the PLUS.

■	Adjustments to the underlying index could adversely affect the value of the PLUS.

■	The PLUS will not be listed on any securities exchange and secondary trading may be limited.

■	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

■	The calculation agent, which is an affiliate of ours, will make determinations with respect to the PLUS.

■	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS.

■	The U.S. federal income tax consequences of an investment in the PLUS are unclear.

April 2011	Page 3

Citigroup Funding Inc.

PLUS Based on the Value of the S&P GSCITM Grains Index–Excess Return due June 27, 2012
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The PLUS offered are senior unsecured obligations of Citigroup Funding Inc., will pay no interest, do not guarantee any return of principal at maturity and are subject to the terms described in the accompanying PLUS product supplement, prospectus supplement and prospectus, as supplemented or modified by this offering summary. At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds, an amount in cash that may be more than, equal to or less than the stated principal amount based upon the closing value of the underlying index on the valuation date. The PLUS do not guarantee any return of principal at maturity. The PLUS are senior notes issued as part of Citigroup Funding’s Series D Medium-Term Notes program. All payments on the PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the PLUS.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
May , 2011	May , 2011 (three business days after the pricing date)	June 27, 2012
Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the PLUS are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.

Principal protection:	None
Underlying index:	S&P GSCITM Grains Index–Excess Return
Underlying index publisher:	Standard & Poor’s Financial Services LLC
Issue price:	$1,000 per PLUS (see “Syndicate Information” on page 6)
Aggregate principal amount:	$
Stated principal amount:	$1,000 per PLUS
Denominations:	$1,000 per PLUS and integral multiples thereof
Interest:	None
Payment at maturity:
If the final index value is greater than the initial index value,
•     $1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is less than or equal to the initial index value,
•     $1,000 x index performance factor
This amount will be less than or equal to the stated principal amount of $1,000 and could be zero. There is no minimum payment at maturity on the PLUS.

Maximum payment at maturity:	$1,200 to $1,240 per PLUS (120% to 124% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Leverage factor:	150%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	, the closing value of the underlying index on the pricing date.
Final index value:	The closing value of the underlying index on the valuation date.
Valuation date:	June 22, 2012, subject to postponement for non-index business days and certain market disruption events.
Risk factors:	Please see “Risk Factors” beginning on page 9.

April 2011	Page 4

Citigroup Funding Inc.

PLUS Based on the Value of the S&P GSCITM Grains Index–Excess Return due June 27, 2012
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	1730T0MF3
ISIN:	US1730T0MF39
Tax considerations:
Each holder, by purchasing a PLUS, agrees to treat it as a prepaid forward contract for U.S. federal income tax purposes.  There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it.

Assuming this treatment of the PLUS is respected and subject to the discussion in “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement, the following U.S. federal income tax consequences should result under current law:

•     A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange.

•     Upon sale, exchange or settlement of a PLUS at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the PLUS for more than one year.

Under current law, Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax with respect to amounts received on the sale, exchange or retirement of their PLUS.  Special rules apply to Non-U.S. Holders who are present in the United States for 183 days or more in a taxable year or whose gain on their PLUS is effectively connected with the conduct of a U.S. trade or business.

In 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the PLUS should read the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by the 2007 notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Calculation agent:	Citigroup Global Markets Inc.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our affiliates.

On, or prior, to the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the PLUS by taking positions in futures, swaps or options contracts on the underlying index or on the commodity contracts that underlie the underlying index or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the value of the underlying index, and, accordingly, potentially increase the initial index value, and, therefore, increase the value at which the underlying index must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

ERISA and IRA purchase considerations:
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the PLUS as long as either (A) (1) no Citigroup Global Markets affiliate or employee or affiliate’s employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the

April 2011	Page 5

Citigroup Funding Inc.

PLUS Based on the Value of the S&P GSCITM Grains Index–Excess Return due June 27, 2012
Performance Leveraged Upside SecuritiesSM

assets of such plan or retirement account used to purchase the PLUS or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the PLUS or (B) its acquisition and holding of the PLUS is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of PLUS by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the PLUS product supplement for more information.

Fees and selling concessions:
Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the PLUS, will receive an underwriting fee of up to $20.00 from Citigroup Funding for each PLUS sold in this offering. The actual per PLUS underwriting fee will be equal to the selling concession provided to selected dealers, as described in the next sentence. Citigroup Global Markets will pay selected dealers affiliated with Citigroup Global Markets, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a selling concession of $20.00, subject to reduction for volume purchase discounts, for each $1,000 PLUS they sell, while selected dealers not affiliated with Citigroup Global Markets will receive a selling concession of up to $20.00, subject to reduction for volume purchase discounts, for each $1,000 PLUS they sell. See “Syndicate Information” below.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the PLUS declines. You should refer to “Risk Factors” below and “Risk Factors” and “Plan of Distribution; Conflicts of Interest” in the PLUS product supplement for more information.

Supplemental information regarding plan of distribution; conflicts of interest:
Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering of the PLUS will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the PLUS, either directly or indirectly, without the prior written approval of the customer.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

Syndicate Information

The actual public offering price, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per PLUS may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by a particular investor according to the following chart.

Syndicate Information
Aggregate Principal Amount of PLUS for Any Single Investor	Price to Public per PLUS	Underwriting Fee per PLUS	Selling Concession per PLUS
< $1,000,000	$1,000.00	up to $20.00	up to $20.00
≥ $1,000,000 and < $3,000,000	$996.25	up to $16.25	up to $16.25
≥ $3,000,000 and < $5,000,000	$994.38	up to $14.38	up to $14.38
≥ $5,000,000	$992.50	up to $12.50	up to $12.50

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the PLUS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the PLUS. We encourage you to read the accompanying PLUS product supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

April 2011	Page 6

Citigroup Funding Inc.

PLUS Based on the Value of the S&P GSCITM Grains Index–Excess Return due June 27, 2012
Performance Leveraged Upside SecuritiesSM

How PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS for a range of hypothetical percentage changes in the closing value of the underlying index. The graph is based on the following terms:

Stated principal amount:	$1,000

Leverage factor:	150%

Hypothetical maximum payment at maturity:	$1,220 per PLUS (122% of the stated principal amount)

PLUS Payoff Diagram

How it works

■
If the final index value is greater than the initial index value, investors will receive the $1,000 stated principal amount plus 150% of the appreciation of the underlying index over the term of the PLUS, subject to the maximum payment at maturity. In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity at a final index value of 114.67% of the initial index value. Based on the actual and hypothetical terms above:

•	If the underlying index appreciates 5%, investors would receive a 7.5% return, or $1,075 per PLUS.

•	If the underlying index appreciates 40%, investors will receive only the hypothetical maximum payment at maturity of 122% of the stated principal amount, or $1,220 per PLUS.

■
If the final index value is less than or equal to the initial index value, investors will receive an amount that is less than or equal to the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index.

•	If the underlying index depreciates 10%, investors would lose 10% of their principal and receive only $900 per PLUS at maturity, or 90% of the stated principal amount.

•	If the underlying index depreciates 50%, investors would lose 50% of their principal and receive only $500 per PLUS at maturity, or 50% of the stated principal amount.

April 2011	Page 7

Citigroup Funding Inc.

PLUS Based on the Value of the S&P GSCITM Grains Index–Excess Return due June 27, 2012
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of PLUS that they hold an amount in cash based upon the closing value of the underlying index on the valuation date, as determined as follows:

If the final index value is greater than the initial index value:

$1,000 + Leveraged Upside Payment;

In no event will the leveraged upside payment result in a payment at maturity greater than a maximum payment at maturity of $1,200 to $1,240 per PLUS (120% to 124% of the stated principal amount).

If the final index value is less than or equal to the initial index value:

($1,000  X  Index Performance Factor)

Because the index performance factor will be less than or equal to 1.0, this payment will be less than or equal to $1,000 and could be zero. There is no minimum payment at maturity on the PLUS.

April 2011	Page 8

Citigroup Funding Inc.

PLUS Based on the Value of the S&P GSCITM Grains Index–Excess Return due June 27, 2012
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying PLUS product supplement and “Risk Factors” in the related prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

■
PLUS do not pay interest or guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest and do not guarantee the return of any of the stated principal amount at maturity. If the final index value is less than the initial index value, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the underlying index. There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire investment.

■
Volatility of the underlying index. Historically, the value of the underlying index has been volatile. From January 3, 2006 to April  26, 2011, the closing value of the underlying index has been as low as 30.38 and as high as 80.54. The volatility of the closing value of the underlying index may result in your receiving at maturity an amount less than the stated principal amount of your investment in the PLUS.

■
The appreciation potential of the PLUS is limited by the maximum payment at maturity. The appreciation potential of the PLUS is limited by the maximum payment at maturity of $1,200 to $1,240 per PLUS, or 120% to 124% of the stated principal amount. The actual maximum payment at maturity will be determined on the pricing date. Although the leverage factor provides 150% exposure to any increase in the final index value over the initial index value, because the payment at maturity will be limited to 120% to 124% of the stated principal amount, any increase in the final index value over the initial index value by more than 13.33% to 16.00% of the initial index value will not increase the return on the PLUS.

■
Potential for a lower comparable yield. The PLUS do not pay any periodic interest. As a result, if the final index value does not increase sufficiently from the initial index value, the effective yield on the PLUS will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

■
The market price of the PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the PLUS in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the PLUS in the secondary market, including: the value and volatility of the underlying index, the price and volatility of the commodity contracts that underlie the underlying index, trends of supply and demand for the commodities underlying the underlying index, geopolitical conditions and economic, financial, political and regulatory or judicial events, interest and yield rates in the market, time remaining until the PLUS mature and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc. In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below.  You may receive less, and possibly significantly less, than the stated principal amount of the PLUS if you try to sell your PLUS prior to maturity.

■
The PLUS are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings and credit spreads may adversely affect the market value of the PLUS. Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the PLUS, to pay all amounts due on the PLUS at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The PLUS are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the PLUS.

■
Investing in the PLUS is not equivalent to investing in the underlying index. Investing in the PLUS is not equivalent to investing in the underlying index or the futures contracts that underlie the underlying index.

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Investments linked to commodities are subject to sharp fluctuations in commodity prices. Investments, such as the PLUS, linked to the prices of commodities, are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts. These factors may affect the value of the underlying index and the value of your PLUS in varying and potentially inconsistent ways. As a result of these or other factors, the value of the underlying index may be, and has recently been, highly volatile.  See “Historical Information” below.

April 2011	Page 9

Citigroup Funding Inc.

PLUS Based on the Value of the S&P GSCITM Grains Index–Excess Return due June 27, 2012
Performance Leveraged Upside SecuritiesSM

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An investment in the PLUS will expose you to concentrated risk to grain commodities. The S&P GSCITM Grains Index–Excess Return is composed entirely of grains futures contracts included in the S&P GSCITM–ER, specifically on four different grain commodities: corn, soybeans, Chicago wheat and Kansas wheat.  An investment in the PLUS may therefore bear risks similar to a securities investment concentrated in a single underlying sector.  Grains prices are primarily affected by weather and crop growing conditions generally and the global demand for and supply of grains, which are driven by global grains production, population growth and economic activity.  In addition, prices for grains are affected by governmental and intergovernmental programs and policies regarding trade, agriculture (including grains) and energy, specifically, and fiscal and monetary issues, more generally.  Alternative uses for grains, such as energy sources or in manufacturing, also drive the prices for grains, and such alternative uses may be dependent on governmental action, such as subsidies or tariffs, and technological innovation.  Extrinsic factors, such as natural disasters, pestilence, scientific developments, wars and political and civil upheavals, also affect grains prices.  Substitution of other commodities for grains could also impact the price of grains and therefore the performance of the S&P GSCITM Grains Index–Excess Return. The price of grains futures has experienced severe price fluctuations in the recent past, and there can be no assurance that this price volatility will not continue in the future.  See “S&P GSCITM Grains Index–Excess Return Overview” and “Information about the S&P GSCITM Grains Index–Excess Return” in this offering summary.

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The PLUS will not be regulated by the Commodity Futures Trading Commission (“CFTC”). Unlike an investment in the PLUS, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator. Because the PLUS are not interests in a commodity pool, they will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools.

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Higher future prices of the commodities that underlie the underlying index relative to their current prices may adversely affect the value of the underlying index and the value of the PLUS. The underlying index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the underlying index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in January may specify an February expiration.  As time passes, the contract expiring in February is replaced by a contract for delivery in March.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the February contract would take place at a price that is higher than the price of the March contract, thereby creating a “roll yield.”  However, grains and certain other commodities included in the S&P GSCITM–ER may trade in “contango” markets at any given time.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The presence of contango and absence of backwardation in the grains markets would result in negative “roll yields,” which would adversely affect the value of the underlying index and, accordingly, the value of the PLUS.

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Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the value of the PLUS.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the underlying index and, therefore, the value of the PLUS.

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Adjustments to the underlying index could adversely affect the value of the PLUS. The publisher of the underlying index may substitute the commodity contracts constituting the underlying index or make other methodological changes that could change the value of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

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The PLUS will not be listed on any securities exchange and secondary trading may be limited. The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. Citigroup Global Markets may, but is not obligated to, make a market in the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global

April 2011	Page 10

Citigroup Funding Inc.

PLUS Based on the Value of the S&P GSCITM Grains Index–Excess Return due June 27, 2012
Performance Leveraged Upside SecuritiesSM

Markets were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

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The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the PLUS, as well as the cost of hedging our obligations under the PLUS. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the PLUS or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs. For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?” in the PLUS product supplement.

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The calculation agent, which is an affiliate of ours, will make determinations with respect to the PLUS. Citigroup Global Markets Inc., the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets Inc. will determine the initial index value, the final index value and the index percent increase or index performance factor, as applicable, and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by Citigroup Global Markets Inc., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of discontinuance of the underlying index, may adversely affect the payout to you at maturity.

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Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS. One or more of our affiliates expect to hedge our obligations under the PLUS and will carry out hedging activities related to the PLUS (and to other instruments linked to the underlying index), including trading in futures, swaps and options contracts on the underlying index as well as in other instruments related to the underlying index. Our affiliates also trade in the futures contracts that underlie the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, therefore, could increase the value at which the underlying index must close on the valuation date before an investor receives a payment at maturity that exceeds the issue price of the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

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The U.S. federal income tax consequences of an investment in the PLUS are unclear. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the PLUS, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the PLUS are uncertain, and the IRS or a court might not agree with the treatment of the PLUS as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the PLUS, the tax consequences of ownership and disposition of the PLUS might be affected materially and adversely.  As described above under “Tax considerations,” in 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the PLUS.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the PLUS should review carefully the section of the accompanying product supplement entitled "Certain United States Federal Income Tax Considerations" and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

April 2011	Page 11

Citigroup Funding Inc.

PLUS Based on the Value of the S&P GSCITM Grains Index–Excess Return due June 27, 2012
Performance Leveraged Upside SecuritiesSM

Information about the S&P GSCITM Grains Index–Excess Return

General. The S&P GSCITM Grains Index–Excess Return is a sub-index of the S&P GSCITM–ER. It represents only the grains components of the S&P GSCITM–ER, consisting of corn, soybeans, Chicago wheat and Kansas wheat. The distinction between Chicago wheat and Kansas wheat is that they are each futures contracts for wheat which are traded on the Chicago Board of Trade and the Kansas City Board of Trade, respectively.

The S&P GSCITM Grains Index–Excess Return is composed entirely of futures contracts included in the S&P GSCITM–ER, on four different grain commodities; corn, soybeans, Chicago wheat and Kansas wheat.  Chicago wheat and Kansas wheat are each wheat futures contracts with the distinction being that they are traded on the Chicago Board of Trade and the Kansas City Board of Trade respectively.  Grain prices are primarily affected by weather and crop growing conditions generally and the global demand for and supply of grain, which are driven by global grain production, population growth and economic activity.  In addition, prices for grain are affected by governmental and intergovernmental programs and policies regarding trade, agriculture, including grains, and energy specifically and fiscal and monetary issues, more generally.  Alternative uses for grains such as energy sources or in manufacturing also drive the prices for grains.  Such alternative uses may be dependent on governmental action, such as subsidies or tariffs and technological innovation.  Extrinsic factors also affect grain prices such as natural disasters, pestilence, scientific developments, wars and political and civil upheavals.  Substitution of other commodities for grain could also impact the price of grain and therefore the performance of the S&P GSCITM Grains Index–Excess Return.

The S&P GSCITM–ER. The S&P GSCITM–ER is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy.  The S&P GSCITM–ER represents the return of a portfolio of commodity futures contracts included in the S&P GSCITM, the composition of which, on any given day, reflects the contract production weight and “roll weights” of the contracts included in the S&P GSCITM.  The S&P GSCITM is an index on a production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria.  The S&P GSCITM is designed to be a measure of the performance over time of the markets for these commodities.  The only commodities represented in the S&P GSCITM are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries.  The commodities included in the S&P GSCITM are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with the Index Advisory Panel, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCITM are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCITM has been normalized such that its hypothetical level on January 2, 1970 was 100.  Futures contracts on the S&P GSCITM, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

License Agreement. S&P and Citigroup Global Markets have entered into a non-exclusive license agreement providing for the license to Citigroup Inc., Citigroup Funding and its affiliates, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain financial instruments, including the PLUS.

The license agreement between S&P and Citigroup Global Markets provides that the following language must be stated in this offering summary.

“The PLUS are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the PLUS or any member of the public regarding the advisability of investing in securities generally or in the PLUS particularly. S&P’s only relationship to Citigroup Funding and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P and of the S&P GSCITM Grains Index–Excess Return, which is determined, composed and calculated by S&P without regard to Citigroup Funding, its affiliates or the PLUS. S&P has no obligation to take the needs of Citigroup Funding, its affiliates or the holders of the PLUS into consideration in determining, composing or calculating the S&P GSCITM Grains Index–Excess Return. S&P is not responsible for and has not participated in the determination of the timing of, prices at or quantities of the PLUS to be issued or in the determination or calculation of the equation by which the PLUS are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the PLUS.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P GSCITM GRAINS INDEX–EXCESS RETURN OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, HOLDERS OF THE PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCITM GRAINS INDEX–EXCESS RETURN OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCITM GRAINS INDEX–EXCESS RETURN OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND CITIGROUP FUNDING.”

April 2011	Page 12

Citigroup Funding Inc.

PLUS Based on the Value of the S&P GSCITM Grains Index–Excess Return due June 27, 2012
Performance Leveraged Upside SecuritiesSM

All disclosures contained in this offering summary regarding the S&P GSCITM Grains Index–Excess Return, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by S&P. None of Citigroup Funding, Citigroup, Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of such information.

April 2011	Page 13

Citigroup Funding Inc.

PLUS Based on the Value of the S&P GSCITM Grains Index–Excess Return due June 27, 2012
Performance Leveraged Upside SecuritiesSM

Historical Information

The following table sets forth the published high and low daily closing values, as well as end-of-quarter daily closing values, of the underlying index for each quarter in the period from January 3, 2006 through April 26, 2011. The closing value of the underlying index on April 26, 2011 was 53.32. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the closing value of the underlying index on the valuation date.

S&P GSCITM Grains Index–Excess Return	High	Low	Period End
2006
First Quarter	40.85	36.44	38.50
Second Quarter	42.70	37.97	39.48
Third Quarter	41.40	35.46	38.94
Fourth Quarter	47.97	38.79	46.85
2007
First Quarter	49.47	42.95	43.23
Second Quarter	50.99	41.29	46.56
Third Quarter	60.64	45.60	60.14
Fourth Quarter	64.45	54.01	62.30
2008
First Quarter	80.54	63.31	66.44
Second Quarter	76.32	61.16	72.57
Third Quarter	74.78	50.42	50.42
Fourth Quarter	50.05	33.46	42.93
2009
First Quarter	45.06	35.75	39.53
Second Quarter	47.06	38.14	38.14
Third Quarter	38.95	32.58	33.79
Fourth Quarter	40.03	32.57	38.45
2010
First Quarter	39.50	31.89	31.89
Second Quarter	34.23	30.38	31.80
Third Quarter	43.72	32.64	41.60
Fourth Quarter	49.70	39.74	49.70
2011
First Quarter	54.53	44.55	50.30
Second Quarter (through April 26, 2011)	53.56	50.67	53.32

Additional Considerations

If no closing value of the underlying index is available on the valuation date, the calculation agent may determine the final index value in accordance with the procedures set forth in the PLUS product supplement. In addition, if the underlying index is discontinued, the calculation agent may determine the final index value by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the underlying index prior to any such discontinuance. You should refer to the section “Description of the Notes—Discontinuance of an Underlying Index” and

“—Alteration of Method of Calculation of an Underlying Index” in the PLUS product supplement for more information.

In case of default in payment at maturity of the PLUS, the PLUS will bear interest, payable upon demand of the beneficial owners of the PLUS in accordance with the terms of the PLUS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of     % per annum on the unpaid amount due.

PLUSSM is a service mark of Morgan Stanley. Used under license.

© 2011 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

April 2011	Page 14

Citigroup Funding Inc.